As filed with the Securities and Exchange Commission on March 12, 2024
Registration No. 333-268317

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-268317)
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
LIANBIO
(Exact name of registrant as specified in its charter)

Cayman Islands	98-1594670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
103 Carnegie Center Drive, Suite 309
Princeton, NJ 08540
(609) 486-2308
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Stone
LianBio
103 Carnegie Center Drive, Suite 309
Princeton, NJ 08540
(609) 486-2308
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Thomas J. Danielski
Ropes & Gray LLP
800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
LianBio, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“LianBio” or the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:
1.Any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement on Form S-3 (File No. 333-268317), filed with the SEC on November 10, 2022, as amended by Amendment No. 1 to the Registration Statement, filed with the SEC on December 9, 2022, as further amended by Amendment No. 2 to the Registration Statement, filed with the SEC on March 29, 2023, and as further amended by Amendment No. 3 to the Registration Statement, filed with the SEC on April 26, 2023, registering an indeterminate number of Ordinary Shares in the form of ordinary shares or American Depositary Shares (“ADSs”), par value $0.000017100448 (the “Ordinary Shares”), Preferred Shares in the form of preferred shares or ADSs, Debt Securities, Warrants, Units, or any combination of the foregoing, having an aggregate initial public offering price not to exceed $500 million.
On February 13, 2024, the Company announced its intention to apply for the voluntary delisting of the its ADSs, each representing the right to receive one Ordinary Share, from the Nasdaq Global Market and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on March 12, 2024.

LIANBIO

By:	/s/ Adam Stone
	Name:	Adam Stone
	Title:	Interim Chief Executive Officer
No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.